EXHIBIT 5.1

[Letterhead of Joseph I. Emas]

September 22, 2006

VSURANCE, INC

220 West 6th Street, Suite D

Little Rock, Arkansas 72201

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion.

I have also, as counsel for the Company, examined the Registration Statement (the “Registration Statement”) of your Company on Form SB-2 and amendments, covering the registration under the Securities Act of 1933 of up to 25,000,000 units, each one unit consists of one share of common stock and one redeemable warrant to purchase shares of Common Stock, $0.001 par value of the Company at an exercise price of $3.00 per share.

My review has also included the form of prospectus for the issuance of such securities (the “Prospectus”) filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 250,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

3. The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable.

4. The shares of Common Stock not currently issued and outstanding but that are components of the units offered will, when issued, shall be duly and validly issued as fully paid and non-assessable.

5. The shares of Common Stock not currently issued and outstanding but shall be issued and outstanding in the event of the exercise of the Warrants described in the Registration Statement, shall, upon their issuance, be duly and validly issued as fully paid and non-assessable.

6. The Units to be sold, when issued, shall be duly and validly issued as fully paid and non-assessable.

7. The warrants, when issued, will be binding obligations of the Company under Nevada contract law governing the Warrants.

This opinion includes my opinion on Nevada law including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Joseph I. Emas
Joseph I. Emas, P.A